                                                                    Exhibit 23.1


                       Independent Accountants' Consent



The Board of Directors
First National Bancorp:

We consent to the incorporation by reference in the Registration Statements (No. 33-32997), (No. 33-24985), (No. 33-41878), (No. 33-61586), and (No.
33-68770) on Form S-8 and (No. 33-41877) on Form S-3 of First National Bancorp of our report dated January 28, 1994, relating to the consolidated balance sheets of First National Bancorp and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report is incorporated by reference in the December 31, 1993 annual report on Form 10-K of First National Bancorp.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, at December 31, 1993. As discussed in Notes 1 and 9 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's SFAS No. 109, Accounting for Income Taxes. As discussed in Notes 1 and 10 to the consolidated financial statements, the Company also adopted the provisions of the Financial Accounting Standards Board's SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, in 1993.


                                                 /s/ KPMG PEAT MARWICK
                                                    ------------------
                                                     KPMG PEAT MARWICK



Atlanta, Georgia
March 25, 1994